Exhibit 1.2

(TRANSLATION)

October 1, 2012

REGULATIONS RELATING TO SHARES

NIPPON STEEL CORPORATION

REGULATIONS RELATING TO SHARES

OF

NIPPON STEEL CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

Handling of shares of NIPPON STEEL CORPORATION (hereinafter the “Company”) including the procedures for exercising shareholders’ rights and other matters shall be governed by these Regulations pursuant to applicable law, the Articles of Incorporation of the Company, as well as the relevant provisions stipulated by Japan Securities Depository Center, Inc. (hereinafter “JASDEC”) and account management institutions such as securities companies and other institutions in which shareholders have opened transfer accounts (hereinafter the “Securities Companies and Other Institutions”).

Article 2. (Registration Agent)

The Company’s registration agent with respect to its shares (hereinafter the “Share Registration Agent”) and its place of business shall be as follows:

Share Registration Agent:	Sumitomo Mitsui Trust Bank, Limited 1-4-1, Marunouchi, Chiyoda-ku, Tokyo
Place of Business:	Sumitomo Mitsui Trust Bank, Limited Transfer Agency Department 1-4-1, Marunouchi, Chiyoda-ku, Tokyo

CHAPTER II

REGISTRATION IN THE REGISTER OF SHAREHOLDERS

Article 3. (Registration in the Register of Shareholders)

1. Registration in the register of shareholders and changes to the matters recorded in the register of shareholders shall be made based on notices of all shareholders from JASDEC pursuant to Article 151 of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (hereinafter referred to as the “Transfer Act”) and notice from other similar institutions except for notice (hereinafter referred to as the “Individual Shareholder Notice”) pursuant to Article 154, Paragraph 3 of the Transfer Act.

2. Except as set forth in the preceding paragraph, in the case of issuance of new shares or in other cases as required by the applicable law, registration in the register of shareholders and changes to the matters recorded in the register of shareholders shall be made without notices from JASDEC.

3. Entries in the register of shareholders shall be made with the characters and symbols designated by JASDEC.

Article 4. (Notification by Shareholders)

A shareholder shall notify its name and address to Share Registration Agent through Securities Companies and Other Institutions and JASDEC. The same shall apply to any change of registered information.

Article 5. (Notification of Representatives of Corporate Shareholders)

A shareholder that is a corporation shall notify the name of one (1) representative to the Share Registration Agent through Securities Companies and Other Institutions and JASDEC. The same shall apply to any change of registered information.

Article 6. (Notification of Representatives of Jointly Owned Shares)

Shareholders who jointly own shares shall appoint one (1) representative, and notify the name and address of such representative to the Share Registration Agent through Securities Companies and Other Institutions and JASDEC. The same shall apply to any change of registered information.

Article 7. (Notification relating to Legal Representative)

A legal representative such as a person having parental authority or a guardian of a shareholder shall notify its name and address to the Share Registration Agent through Securities Companies and Other Institutions and JASDEC. The same shall apply to any change in or discharge of such legal representative.

Article 8. (Notification of Place to Receive Notice by Foreign Resident Shareholders)

A shareholder residing in a foreign country or its legal representative shall appoint a standing agent in Japan or designate a place in Japan to receive notices. The name and address of the standing agent or the place to receive notices shall be notified to the Share Registration Agent through Securities Companies and Other Institutions and JASDEC. The same shall apply to any change in or discharge of such standing agent or place to receive notices.

Article 9. (Treatment of Notifications through JASDEC)

A notification by a shareholder that is submitted through Securities Companies and Other Institutions and JASDEC shall be deemed as a notification from such shareholder.

Article 10. (Registered Pledgees for Shares)

The provisions of this Chapter shall apply mutatis mutandis to the registered pledgees of shares.

CHAPTER III

PROCEDURES FOR EXERCISING SHAREHOLDER’S RIGHTS, ETC.

Article 11. (Identification of Shareholders)

1. If a shareholder (including a shareholder to whom the Individual Shareholders Notice is given) claims or exercises other shareholder’s rights (hereinafter collectively referred to as the “Claims, etc.”), such shareholder shall attach or provide evidence to support that the shareholder is the person who made such Claims, etc., unless otherwise such Claims, etc. are made through Securities Companies and Other Institutions and JASDEC.

2. The Claims, etc. by the agent of a shareholder shall be made pursuant to the provisions of the preceding paragraph with a power of attorney bearing the signature or the name and seal of the shareholder attached thereto. In such power of attorney, the name of the agent and its representative and address shall be indicated. In addition, the provisions of this the preceding paragraph shall apply mutatis mutandis to the registered pledgees of shares.

Article 12. (Procedures for Exercise of Minority Shareholders’ Rights, etc.)

When a shareholder exercises its minority shareholders’ rights etc., as defined in Article 147, Paragraph 4 of the Transfer Act, directly with the Company, such shareholder shall make a request for such exercise by submitting a document bearing the signature or the name and seal of such shareholder, attaching an Individual Shareholder’s Notice issued by Securities Companies and Other Institutions and other required documents.

CHAPTER IV

PURCHASE OF LESS THAN ONE UNIT OF SHARES

Article 13. (Method of Requesting Purchase)

In case that purchase of less than one unit of shares is requested, such request shall be made through Securities Companies and Other Institutions and JASDEC.

Article 14. (Determination of Purchase Price)

The purchase price for a purchase request in accordance with the preceding Article shall be an amount equal to the closing price per share (the “Closing Price”) on the Tokyo Stock Exchange, Inc. (“TSE”) on the day on which the purchase request is received at the Share Registration Agent’s place of business multiplied by the number of shares in the purchase request; provided, however, that if no sales of shares take place on the applicable day, or the applicable day falls on a holiday of the TSE, the purchase price shall be an amount equal to the price per share settled at the first sale of shares thereafter multiplied by the number of shares in the purchase request.

Article 15. (Payment of Purchase Price)

1. The Company shall pay the amount of the purchase price calculated pursuant to the preceding Article 14 after deduction of the handling fees set forth in Article 23 and, unless the Company separately provides otherwise, the Company shall pay or complete procedures for payment of the purchase consideration by the fourth business day from the day following the day on which the purchase price per share is determined; provided, however, that if the purchase price includes the right to dividend from surplus, stock split, etc., the Company shall pay or complete procedures for payment of the purchase consideration no later than the record date thereof.

2. A person requesting share purchase may request payment of the purchase consideration be made by transfer to the bank account designated by such person or by cash payment through Japan Post Bank Co., Ltd.

Article 16. (Transfer of Purchased Shares)

The less than one unit of shares requested for purchase shall be transferred to the transfer account of the Company on the date of payment or completion of the procedures for payment of the purchase consideration in accordance with the preceding Article.

CHAPTER V

SALE OF LESS THAN ONE UNIT OF SHARES

Article 17. (Method of Requesting Additional Purchase of Less than One Unit of Shares)

In case that a shareholder who holds less than one unit of shares requests that the Company sell its shares in such number that will constitute one (1) unit when added to the less than one unit of shares held by it (hereinafter referred to as the “Request for Additional Purchase”), such request shall be made through Securities Companies and Other Institutions and JASDEC in accordance with the procedures as provided by JASDEC.

Article 18. (Request for Additional Purchase in Excess of Available Treasury Shares)

If the aggregated number of shares requested in Requests for Additional Purchase on the same day exceeds the number of treasury shares available for transfer by the Company, no Requests for Additional Purchase on that day shall come into effect.

Article 19. (Determination of Purchase Price)

The additional purchase price for shares relating to a Request for Additional Purchase (the “Additional Purchase Price”) shall be an amount equal to the Closing Price on the Tokyo Stock Exchange on the day on which the purchase request is received at the Share Registration Agent’s place of business multiplied by the number of shares in the Request for Additional Purchase; provided, however, that if no sales of shares take place on the applicable day, or the applicable day falls on a holiday of the TSE, the purchase price shall be an amount equal to the price per share settled at the first sale of shares thereafter multiplied by the number of shares in the purchase request.

Article 20. (Transfer of Additionally Purchased Shares)

The Company shall apply to JASDEC for transfer of treasury shares to the shareholder’s transfer account in a number equal to the number of shares in the Request for Additional Purchase on the day on which it has been confirmed that the sum calculated by adding the handling fees set forth in Article 23 to the Additional Purchase Price has been remitted to the bank account designated by the Company through Securities Companies and Other Institutions.

Article 21. (Period of Suspension for Request for Additional Purchase)

1. The Company shall suspend the acceptance of Request for Additional Purchase every year from the period starting from the tenth business day prior to and ending on the respective dates listed below:

(1)	March 31;

(2)	September 30; and

(3)	Any other dates as provided by JASDEC, such as shareholder determination date or other dates.

2. Notwithstanding the preceding paragraph, the Company may, when it deems it necessary, suspend the acceptance of a Request for Additional Purchase.

CHAPTER VI

SPECIAL TREATMENT OF SPECIAL ACCOUNT

Article 22. (Exception for Special Account)

Matters related to shares of a shareholder who has opened a special account pursuant to the provisions of Article 131 of the Transfer Act shall be conducted in accordance with the procedures provided by JASDEC as well as by the account management institution of the special account.

CHAPTER VII

HANDLING FEES

Article 23. (Handling Fees)

Handling fees pertaining to purchase of less than one unit of shares shall be determined separately.

CHAPTER VIII

JUSTIFIABLE GROUNDS FOR REQUEST FOR A NOTICE TO ALL SHAREHOLDERS

Article 24. (Justifiable Grounds for Request for a Notice of All Shareholders)

The Company shall treat the following cases as “justifiable grounds” pursuant to Article 151, Paragraph 8 of the Transfer Act.

(1)

If the Company requires such a request to notify its shareholders of relevant information in accordance with the applicable law, securities listing rules, the Articles of Incorporation and other regulations, including foreign laws and regulations (hereinafter the “Laws and Regulations, etc.”);

(2)

If the Company requires such a request to publicly announce or provide any public agencies or financial instruments exchanges with information related to its shareholders in accordance with the Laws and Regulations, etc.;

(3)

If the Company intends to implement a shareholders special benefit plan or take any other action toward its shareholders for the sake of the common interests of the shareholders of the shares to be transferred;

(4)	If such a request is required to avoid delisting, revocation of a license or any other occurrence that may cause damage to the Company or its shareholders;

(5)

When an “Acquiring Person” or “Bidder” pursuant to Fair Rules for the Acquisition of Substantial Shareholdings (Takeover Defense Measures) (the “Fair Rules”) appears or is likely to appear and when attempting to implement procedures to confirm the shareholders’ will or other procedures pursuant to the Fair Rules; and

(6)	If the Company requires such a request to verify information related to the shareholders in accordance with the Laws and Regulations, etc.

Article 25. (Justifiable Grounds for Request for Information)

The Company shall treat the following cases as “justifiable grounds” pursuant to Article 277 of the Transfer Act.

(1)	If an agreement of the shareholders, et al., has been obtained on making such a request;

(2)	If such a request is required to confirm whether a self-proclaimed shareholder is a true shareholder of the Company;

(3)	If such a request is required to confirm whether a shareholder has satisfied the requirements to exercise its shareholder’s rights;

(4)

If the Company requires such a request to publicly announce or provide any public agencies or financial instruments exchanges with information related to its shareholders in accordance with the Laws and Regulations, etc.; and

(5)	If such a request is required to avoid delisting, revocation of a license or any other occurrence that may cause damage to the Company or its shareholders.